EXHIBIT 99.1
Contact: Richard T. Marabito
Chief Financial Officer
Telephone: (216) 292-3800
Fax: (216) 292-3974
OLYMPIC STEEL REPORTS 2005 FOURTH QUARTER AND ANNUAL RESULTS
AND ANNOUNCES ITS FIRST QUARTERLY CASH DIVIDEND
     Cleveland, Ohio — (February 15, 2006) Olympic Steel, Inc., (Nasdaq: ZEUS), a national steel service center, today announced its financial results for the fourth quarter and year ended December 31, 2005.
     Net sales for the fourth quarter of 2005 totaled $204.8 million, a 14.7% decrease from the $240.2 million for the fourth quarter a year ago. Fourth quarter 2005 net income totaled $7.3 million, or $0.70 per diluted share, compared to net income of $12.2 million, or $1.17 per diluted share for last year’s fourth quarter. Tons sold decreased 2.3% to 295 thousand from 303 thousand in the fourth quarter of 2004.
     Net sales for the full year 2005 increased 5.0% to $939.2 million from $894.2 million. Net income for 2005 was $22.1 million, or $2.11 per diluted share, compared to net income of $60.1 million, or $5.88 per diluted share for 2004. Tons sold decreased 5.6% to 1.28 million from 1.36 million in 2004.
     “Our fourth quarter performance made 2005 the second most profitable year in the 51 year history of Olympic Steel,” stated Michael D. Siegal, Chairman and Chief Executive Officer. “As previously announced, our fourth quarter results included a charge of $3.5 million before taxes, or approximately $.21 per diluted share after taxes, for the closure of our Olympic Laser Processing (OLP) automotive joint venture operation in Detroit, Michigan. The challenging automotive environment for all of our Detroit operations, coupled with domestic and international supply disruptions, also contributed to the decline in our tons sold in 2005 compared to the robust levels of 2004.”
     “Olympic Steel strengthened its balance sheet during the fourth quarter with our sustained emphasis on working capital and cash flow management. Our focus continues on delivering value added services and supply solutions to our customers as we migrate toward more downstream processing for sustained imbedded margin improvement and growth. In 2006, we expect to significantly increase our capital spending over recent levels. We added four new laser-processing lines in 2005, and are planning to install six more lasers in 2006. In January 2006, we also purchased a 150,000 square foot facility in Chambersburg, Pennsylvania to complement our existing presence there, and to further our commitment to downstream value-added processing.”
     “After review of the past several years of performance, the Board of Directors concluded that the Company is positioned to accomplish its growth objectives from its strong operating earnings and capital management, while simultaneously rewarding shareholders with current cash distributions. Accordingly, the Board of Directors has approved a quarterly dividend of $.03 per share that will be paid to shareholders of record as of March 1, 2006, and distributed on March 15, 2006. The Company expects to make regular quarterly dividends in the future, subject to the continuing determination by the Board of Directors that this dividend policy remains in the best interests of the Company’s shareholders. The adoption of this dividend policy reflects our confidence in the future prospects of the Company. We remain committed to delivering results for our customers and building value for our shareholders.”
     “The steel industry consolidation is creating opportunities for all participants in the steel supply chain. We currently expect steel prices to remain relatively high compared to historical levels. Similar to our plans to increase capital spending, the positive durable goods statistics recently released by the government point to increased domestic industrial spending. We believe we are well positioned to benefit from these developments,” concluded Mr. Siegal.
     Founded in 1954, Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 12 facilities. For further information, visit the Company’s web site at http://www.olysteel.com.
     It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
     Such risks and uncertainties include, but are not limited to: general and global business, economic and political conditions; competitive factors such as the availability and pricing of steel, industry inventory levels, and rapid fluctuations in customer demand and pricing; the cyclicality and volatility within the steel industry; the ability of customers (especially in the automotive industry) to maintain their credit availability; layoffs or work stoppages by the Company’s, suppliers’ or customers’ personnel; the availability of transportation and logistical services; equipment installation delays or malfunctions; the successes of the Company’s efforts and initiatives to increase sales volumes, improve cash flows and reduce debt, maintain or improve inventory turnover, and reduce costs; the timing and outcome of OLP’s efforts and ability to liquidate its assets; the impact of customer, supplier, and competitive factors on OLP’s liquidation plans; the operating and financial results of the Company’s joint ventures; the adequacy of our information technology and business system software; customer, supplier, and competitor consolidation or insolvency; and other factors described in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the Securities and Exchange Commission.

OLYMPICSTEEL
SELECTED FINANCIAL INFORMATION
(in thousands, except per share data and ratios)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
SUMMARY RESULTS OF OPERATIONS:
Net sales	$204,812	$240,209	$939,210	$894,157
Operating income	16,426	20,644	44,021	102,807
Income before income taxes	12,149	20,014	36,193	98,893

Net income	$7,305	$12,159	$22,092	$60,078

Earnings per share:
Net income per share — basic	$0.72	$1.22	$2.18	$6.12
Net income per share — diluted	$0.70	$1.17	$2.11	$5.88

	December 31,
	2005	2004
	(unaudited)
SUMMARY BALANCE SHEET DATA:
Accounts receivable, net	$80,131	$93,336
Inventories	134,236	186,124
Net property and equipment	77,751	83,571
Total assets	305,606	374,146
Current liabilities	94,603	95,688
Total debt	—	96,022
Shareholders’ equity	200,321	176,525
Shareholders’ equity per share	19.73	17.58
Debt-to-equity ratio	n/a	.54 to 1

	Twelve Months Ended
	December 31,
	2005	2004
	(unaudited)
OTHER DATA:
Capital expenditures	2,230	2,029
EBITDA (a)	52,044	111,503

(a)	Defined as operating income plus depreciation plus asset impairment charge.
It is the Company’s policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst’s sales or earnings estimates.

OLYMPICSTEEL
RESULTS OF OPERATIONS
(in thousands, except per share and tonnage data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2005		2004		2005		2004
	(unaudited)				(unaudited)
Tons sold
Direct	249,797		264,766		1,090,524		1,170,932
Toll	45,663		37,747		189,013		184,224

	295,460		302,513		1,279,537		1,355,156
% change	(2.3%)		(8.8%)		(5.6%)		14.7%

Net sales	$204,812		$240,209		$939,210		$894,157
% change	(14.7%)		87.1%		5.0%		89.2%

Costs and expenses

Cost of materials sold (exclusive of depreciation shown below)	157,065	76.7%	187,418	78.0%	772,739	82.3%	651,787	72.9%
Warehouse and processing	10,503	5.1%	10,131	4.2%	41,461	4.4%	42,582	4.8%
Administrative and general	8,962	4.4%	10,080	4.2%	32,229	3.4%	44,820	5.0%
Distribution	5,733	2.8%	4,511	1.9%	21,171	2.3%	18,775	2.1%
Selling	3,008	1.5%	4,381	1.8%	14,838	1.6%	19,792	2.2%
Occupancy	1,100	0.5%	981	0.4%	4,728	0.5%	4,898	0.5%
Depreciation	2,015	1.0%	2,063	0.9%	8,023	0.9%	8,209	0.9%
Asset impairment charge	—	0.0%	—	0.0%	—	0.0%	487	0.1%

Total costs and expenses	188,386	92.0%	219,565	91.4%	895,189	95.3%	791,350	88.5%

Operating income	16,426	8.0%	20,644	8.6%	44,021	4.7%	102,807	11.5%
Income (loss) from joint ventures	(504)		511		(625)		741
Loss from disposition of joint venture	(3,500)		—		(3,500)		—

Income before financing costs and income taxes	12,422		21,155		39,896		103,548
Interest and other expense on debt	273	0.1%	1,141	0.5%	3,703	0.4%	4,655	0.5%

Income before income taxes	12,149	5.9%	20,014	8.3%	36,193	3.9%	98,893	11.1%
Income tax provision	4,844	39.9%	7,855	39.2%	14,101	39.0%	38,815	39.2%

Net income	$7,305		$12,159		$22,092		$60,078

Earnings per share:
Net income per share — basic	$0.72		$1.22		$2.18		$6.12

Weighted average shares outstanding — basic	10,153		9,997		10,134		9,816

Net income per share — diluted	$0.70		$1.17		$2.11		$5.88

Weighted average shares outstanding — diluted	10,479		10,394		10,457		10,222

It is the Company’s policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst’s sales or earnings estimates.